Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 4, 2016, with respect to the consolidated financial statements of SilverBow Resources, Inc. (formerly named Swift Energy Company), included in the Registration Statement (Form S-8) for the registration of 600,000 shares of common stock of SilverBow Resources, Inc. under the SilverBow Resources, Inc. 2016 Equity Incentive Plan.

/s/ Ernst & Young

Houston, Texas

May 25, 2017